Exhibit 99.1

NEWS RELEASE for February 5, 2007
Contact: Dina Masi, CFO
              Integrated BioPharma, Inc.
              888.319.6962
              d.masi@ibiopharma.com


               INTEGRATED BIOPHARMA REPORTS SECOND QUARTER RESULTS

Hillside, N.J., February 5, 2007--Integrated BioPharma, Inc. (AMEX:INB) reported financial results today for the three and six month periods ended December 31, 2006.

Revenues for the quarter ended December 31, 2006 were $20.9 million compared to $13.0 million for the quarter ended December 31, 2005, an increase of $7.9 million. Operating income for the quarter ended December 31, 2006 was $2.0 million compared to operating income of $1.4 million for the quarter ended December 31, 2005.

Revenues for the six month period ended December 31, 2006 were $33.8 million compared to $27.8 million for the six month period ended December 31, 2005, an increase of $6.0 million. Operating income for the six months ended December 31, 2006 was $2.4 million compared to operating income of $3.3 million for the six months ended December 31, 2005.

Promotional advertising expenses, which are netted against revenues, increased in the quarter ended December 31, 2006 to $3.4 million from $1.5 million in the comparable period in 2005. The Company's promotional advertising expenses as a percentage of revenues (before deducting such promotional advertising expenses), increased from 10.5% in the quarter December 31, 2005 to 14.2% in the quarter ended December 31, 2006.

After giving effect to its actual first and second quarter results, the Company's annual revenue forecast for the current fiscal year remains in the range of $68.0 and $70.0 million, which, if achieved, would exceed the prior fiscal year revenue of $57.8 million by $10.0 to $12.0 million, as previously reported.

"Our current strategy, to use strong marketing efforts to build brand identity and increased market share, continues to show positive results in the form of significant revenue growth and the ability to expand our branded product line," said E. Gerald Kay, Chief Executive Officer of Integrated BioPharma, Inc. "Now that distribution channels for our brand are well established, we intend to continue to support our growth of existing products and broaden our product line with the focus on revenue and profit growth," added Mr. Kay.

As previously reported, in the quarter ended December 31, 2006, the Company redeemed 650 shares of its outstanding preferred stock, thereby extinguishing all prospective rights and preferences pertinent to the redeemed 650 shares of Preferred Stock, including actual dividends and deemed dividends (which are required to be deducted in the calculation of net income attributable to common shareholders and resulted in decreases in net income of approximately $2.3 million in each of the last two fiscal years). The redemption also cancelled the related liquidation preferences and the right to convert the Preferred Stock into 650,000 shares of the Company's common stock at $10 per share. Subsequent to this redemption, only 25 shares of Preferred Stock, held by another party, remain outstanding.

The effects of the Preferred Stock outstanding during the periods reported are as follows: net income for the three- and six-month periods ended December 31, 2006, was reduced by cash dividends of $202,816 and $370,904, respectively; net income in both periods was reduced by a non-cash dividend of $1.2 million; and net income in the three- and six-month periods was further reduced by non-cash deemed Preferred Stock dividends of $1.2 million and $1.8 million, respectively. This compares to reductions in the three- and six-month periods ended December 31, 2005 for cash dividends of $123,507 and $247,014, respectively, and non-cash deemed Preferred Stock dividends of $583,000 and $1.2 million, respectively.

Consequently, for the quarter ended December 31, 2006, there was a net loss applicable to common shareholders of $1.6 million, or ($0.11) per diluted share, compared with net income applicable to common shareholders of $686,000, or $0.05 per diluted share, for the quarter ended December 31, 2005. For the six months ended December 31, 2006, there was a net loss applicable to common shareholders of $2.1 million, or ($0.15) per diluted share, compared with net income applicable to common shareholders of $1.9 million, or $0.13 per diluted share, for the same period in 2005.

As the result of the redemption, there will be no further reductions of the Company's net income attributable to the 650 shares of Preferred Stock, which constituted more than 96% of the Preferred Stock previously outstanding.

Financial Results for the three and six months ended December 31, 2006 follow:

INTEGRATED BIOPHARMA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)


                                                           Three months ended                   Six months ended
                                                              December 31,                        December 31,
                                                      ----------------------------       ------------------------------
                                                          2006            2005               2006              2005
                                                      ------------     -----------       ------------      ------------
Total Revenue                                         $ 20,852,080     $12,968,294       $ 33,763,318      $ 27,755,401
Cost of sales                                           14,110,416       7,989,170         22,642,003        17,381,932
                                                      ------------     -----------       ------------      ------------
Gross profit                                             6,741,664       4,979,124         11,121,315        10,373,469
Selling and administrative expenses                      4,722,379       3,613,109          8,734,014         7,023,754
                                                      ------------     -----------       ------------      ------------
Pretax operating income                                  2,019,285       1,366,015          2,387,301         3,349,715
Other expense                                            (165,977)        (37,030)          (193,313)          (96,626)
                                                      ------------     -----------       ------------      ------------
Income before income taxes and minority interest         1,853,308       1,328,985          2,193,988         3,253,089
Federal and state income tax (1)                           755,410          20,876            965,592            65,614
                                                      ------------     -----------       ------------      ------------
Net income before minority interest                      1,097,898       1,308,109          1,228,396         3,187,475
Minority interest                                                -          83,916             37,590           117,116
                                                      ------------     -----------       ------------      ------------
Net income                                               1,097,898       1,392,025          1,265,986         3,304,591
Non-cash deemed dividend from beneficial conversion
 feature of Series B Preferred stock dividend (2)      (1,220,546)       (583,000)        (1,783,046)       (1,166,000)
Series B Preferred stock dividend (3)                  (1,430,106)       (123,507)        (1,549,202)         (247,014)
                                                      ------------     -----------       ------------      ------------
Net (loss) income applicable to common shareholders   $(1,552,754)     $   685,518       $(2,066,262)      $  1,891,577
                                                      ============     ===========       ============      ============
Diluted net (loss) income per common share            $     (0.11)     $      0.05       $     (0.15)      $       0.13
                                                      ============     ===========       ============      ============
Weighted average common shares outstanding
 - assuming dilution                                    13,565,538      13,887,522         13,419,822        14,176,429
                                                      ============     ===========       ============      ============



     1) Federal and state income taxes increased significantly in the periods ended December 31, 2006 as compared to the comparable periods in 2005 as a result of increased state income taxes in states where we file separate income tax returns with no available net operating losses to offset current taxable income and increased Federal income taxes as a result of the Company releasing its valuation allowances in its fiscal year ended June 30, 2006, resulting in the Company not recognizing a net federal tax expense in the comparable 2005 periods.

(2) Represents non-cash deemed dividend for preferred shareholders associated with the amortization of beneficial conversion feature and accretion of redemption value of Series B redeemable convertible preferred stock.

(3) Represents 7% cash dividend on Series B redeemable convertible preferred stock and includes a $1.2 million non-cash dividend on issuance of warrants upon early redemption of 650 shares of Series B Preferred Stock.

About Integrated BioPharma Inc. (INB)
Integrated BioPharma, Inc. is a unique grouping of companies presently serving the varied needs of the health care industry. Through its nutraceutical business, the Company creates, develops, manufactures and markets products worldwide. The Company's biotechnology business uses its patented plant-based technology to produce vaccines and therapeutic antibodies. Its pharmaceutical business operates a cGMP facility for the production and sale of Paclitaxel and related drugs and provides technical services through its contract research organization. Further information is available at www.iBioPharma.com.

Statements included in this release related to Integrated BioPharma, Inc. may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential risk factors that could affect the company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.